UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2005

BIG 5 SPORTING GOODS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-49850	95-4388794

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2525 East El Segundo Boulevard,	90245
El Segundo California
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 536-0611

N/A
(Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

     The information in Item 2.02 of this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of Big 5 Sporting Goods Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

     On April 4, 2005, Big 5 Sporting Goods Corporation (the “Company”) issued a press release announcing its preliminary same-store sales results for its fiscal 2005 first quarter and the matters disclosed under Item 4.02 and Item 8.01 below. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     (a) As reported in a Current Report on Form 8-K filed February 9, 2005 (the “February Current Report”), the Company determined that it would restate its previously issued financial statements contained in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 28, 2003 and December 29, 2002. In order to most accurately record the correction of the accounting error in an account within accounts payable reported by the Company in its February Current Report, the Company and its Audit Committee have decided to restate the Company’s quarterly financial statements for fiscal 2002 and 2003, in addition to the fiscal year periods. The Company also will adjust its previously reported fiscal 2004 quarterly financial statements to reflect these restatements and the other adjustments described below, and expects that the net impact of all adjustments on fiscal 2004 will be a slight increase in earnings per diluted share from those previously reported. Consequently, the previously issued financial statements contained in the Company’s quarterly financial statements for fiscal 2002, 2003 and 2004 should also not be relied upon because of errors in those financial statements. The Company will amend its Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2004 to reflect the restatements.

     As a result of the Company’s decision to restate on a quarterly basis, the Company also will make adjustments to its prior period financial statements for the previously disclosed charge in the fiscal 2004 third quarter relating to the establishment of an allowance for estimated sales returns. The Company will reverse the charge to the fiscal 2004 third quarter financial statements and reflect the allowance on a quarterly basis in the individual financial statements for fiscal 2002, 2003 and 2004. This adjustment is expected to add approximately $0.02 to the Company’s previously reported earnings per diluted share for fiscal 2004 and to reduce earnings per diluted share for fiscal 2002 by $0.01. This adjustment is not expected to change earnings per diluted share for fiscal 2003.

     Also, like many other companies in the retail, restaurant and other industries, the Company has decided in connection with the restatements to make certain changes to its accounting treatment for leases following the February 7, 2005 letter from the Securities and Exchange Commission’s Chief Accountant clarifying the Commission staff’s interpretation of certain lease accounting issues. To reflect these lease accounting changes, which will be described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, the Company will make adjustments to its prior reported quarterly financial statements for fiscal years 2002, 2003 and 2004. These adjustments are not expected to impact net income by more than $125,000, or 0.5% of net income, for any fiscal year. These adjustments are not expected to change earnings per diluted share for fiscal 2002 or 2004, and are expected to reduce fiscal 2003 earnings per diluted share by $0.01.

     As a result of the accounting error and restatement of financial statements to correct that error described above, the Company has determined that it has an internal control deficiency that constitutes a “material weakness,” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2. Consequently, management will be unable to conclude that the Company’s internal controls over financial reporting are effective as of January 2, 2005. An assessment of the Company’s internal controls will be included in its Annual Report on Form 10-K. Company management has corrected and enhanced its policies and procedures to reasonably assure remediation of this material weakness.

     The Audit Committee of the Company’s Board of Directors has discussed the matters disclosed in this Item 4.02(a) with KPMG LLP, its independent registered public accounting firm.

Item 8.01. Other Events.

     On April 4, 2005, the Company announced that it did not file its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 with the Securities and Exchange Commission by April 4, 2005, the extended deadline established in the Company’s Form 12b-25 filing with the Commission on March 18, 2005. Due to the amount of additional work associated with the restatements described in Item 4.02 above, the Company’s financial statements and the associated audit have not been able to be completed in order to permit a timely filing of the Company’s Annual Report on Form 10-K. The Company expects to be able to file its Annual Report on Form 10-K within the next few weeks.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated April 4, 2005, issued by Big 5 Sporting Goods Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION

(Registrant)

Date: April 7, 2005

/s/ Charles P. Kirk

Charles P. Kirk
Senior Vice President and Chief Financial Officer